News Release
October 23, 2003
Contact:	Craig Clark, DDM Marketing & Communications (616) 632-1301 cclark@ddmnet.com

ChoiceOne Financial Announces Third Consecutive Quarter of Record Earnings

Sparta, Michigan -- ChoiceOne Financial Services, Inc. reported third quarter net income of $558,000, an increase of 48% over the third quarter of 2002. Earnings per share for the third quarter of 2003 were $.36, compared to $.24 per share in the same period in 2002. Net income for the first nine months of 2003 was $1,569,000 or $1.01 per share, compared to $1,118,000 or $.72 per share in 2002. Total assets as of September 30, 2003 were $209,193,000, which was $6,237,000 lower than a year earlier. ChoiceOne's loan portfolio declined 11% over the past twelve months as a result of mortgage refinancing and sales of refinanced loans into the secondary market.

The increase in net income in the first nine months of 2003 was primarily due to a lower provision for loan losses and lower noninterest expense than in 2002. The decrease in the provision for loan losses was primarily due to a lower balance in nonperforming loans at September 30, 2003 than existed at September 30, 2002. The provision was also affected by the decrease in the loan portfolio balance. The reduction in noninterest expense was primarily due to lower occupancy expenses.

The benefit of the lower provision for loan losses and noninterest expense was partially offset by decreases in net interest income and noninterest income. Net interest income was less in the first nine months of 2003 than the prior year as a result of a smaller net interest spread. Noninterest income was affected by lower insurance commissions due to the sale of ChoiceOne's Grand Rapids Insurance Office, write-downs of mortgage servicing assets due to refinancing activity, and losses on sales of other real estate properties. These reductions in noninterest income were partially offset by higher gains on sales of loans in 2003 due to significant refinancing activity.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates four full service offices in Northwest Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

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EDITORS NOTE: Interviews with ChoiceOne Bank executives are available by calling Craig Clark. Electronic headshots are also available.